Exhibit 99.1

Span-America Reports Growth in Sales for Third Quarter of Fiscal 2012

Net Income Up 32% to $3.7 Million for First Nine Months

GREENVILLE, S.C.--(BUSINESS WIRE)--August 2, 2012--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported growth in sales for the third fiscal quarter and nine months ended June 30, 2012. Net sales for the third quarter of fiscal 2012 increased 24% to $16.9 million compared with net sales of $13.7 million in the third quarter of fiscal 2011. Net sales for the first nine months of fiscal 2012 rose 50% to $58.4 million compared with $38.9 million in the same period of fiscal 2011.

Net income for the third quarter of fiscal 2012 decreased 27% to $743,000, or $0.25 per diluted share, compared with $1.0 million, or $0.36 per diluted share, in the third quarter of fiscal 2011. Net income for the first nine months of fiscal 2012 increased 32% to $3.7 million, or $1.26 per diluted share, compared with $2.8 million, or $0.98 per diluted share, for the first nine months of fiscal 2011.

“Span-America sales benefited from the addition of M.C. Healthcare that was acquired in December 2011 and continued sales growth from our medical, consumer and industrial products,” stated Jim Ferguson, president and chief executive officer of Span-America Medical Systems. “Our third quarter earnings were affected by significant increases in foam raw material prices, which we were not able to fully pass along to customers during the quarter.

“We expect our fourth quarter margins to improve over third quarter levels due to recent price reductions on certain foam raw materials, sales price increases and production changes we made to improve foam yields for selected products. Longer term, we believe we can pass on the higher raw material costs as additional customer contracts renew.

“We remain very positive about our medical business based on the continued integration of the Span-America and M.C. Healthcare product lines. We believe we have excellent opportunities to gain market share as we cross-sell our therapeutic support surface and bed frame products and introduce new products that are currently in the development phase. Our outlook for the custom products segment is also positive based on current order levels scheduled into next fiscal year,” continued Mr. Ferguson.

Third Quarter Results

Third quarter sales rose 24% to $16.9 million in fiscal 2012 compared with $13.7 million in the third quarter of last year. The majority of the sales growth came from the acquisition of M.C. Healthcare Products (MCHP) in December 2011 with the remaining growth coming from the medical and custom products segments.

Total medical sales, including M.C. Healthcare, rose 31% to $11.6 million compared with $8.8 million in last year’s third quarter. Third quarter medical segment sales included $9.3 million from Span-America’s pressure management product lines and $2.3 million from MCHP’s bed frames and related products. Sales of Span-America’s pressure management products rose 5% from last year and benefited primarily from higher sales of non-powered therapeutic support surfaces.

“M.C. Healthcare’s contribution to sales was lower in the third quarter this year than in the second quarter due to lower seasonal demand and the continued softness for capital purchases in the long-term care market,” noted Mr. Ferguson. “We remain very positive about the future contribution from M.C. Healthcare as we cross-train our sales and marketing teams on our respective products and increase our emphasis on selling bed frames and support surfaces as a combined package.”

Sales of therapeutic support surfaces, our largest medical product line, increased 10% in the third quarter to $6.1 million as a result of strong demand for our new PressureGuard® Custom Care® products that were introduced in early fiscal 2011. Sales of higher-priced powered support surfaces were down from last year due to reduced Medicare funding and customers seeking lower cost alternatives for therapeutic support surfaces, such as our Custom Care® product line. Sales of other medical products, including seating, overlays, skin care and fall protection products, were down slightly compared with the prior year’s third quarter.

Sales in the custom products segment rose 10% to $5.3 million in the third quarter of fiscal 2012 compared with $4.9 million in the third quarter of fiscal 2011. Consumer sales were up 9% to $4.4 million due to increased demand from several of our retail customers driven by product design enhancements made early in the fiscal year as well as the beginning of back-to-school shipments in June. Consumer revenues also benefited from Internet sales, which increased 47% in the third quarter compared with the same quarter last year. Sales of industrial products climbed 11% in the third quarter due to rising demand from customers primarily in the specialty packaging and automotive markets.

Third quarter gross profit, including all product lines, increased 9% to $5.1 million compared with $4.7 million in the same period last year due to the increased sales volume in the medical and custom products segments. Gross margin decreased to 30.4% from 34.5% in the same quarter last year due to the higher foam costs and low sales volume at M.C. Healthcare.

Selling and marketing expenses increased 18% during the quarter primarily due to the integration of M.C. Healthcare and expenses related to higher sales of pressure management products in the medical segment. Research and development expenses rose 72% compared with the third quarter of last year as a result of new-product development projects at the MCHP division.

Administrative expenses increased 38% to $1.1 million compared with the third quarter of fiscal 2011. Approximately 95% of the increase in administrative expenses was due to the addition of M.C. Healthcare, including $15,000 in non-recurring acquisition costs and $102,000 in amortization expense resulting from the acquisition.

Operating income for the third quarter decreased 25% to $1.1 million compared with $1.5 million in the same quarter last year. Third quarter net income decreased 27% to $743,000 compared with $1.0 million in the third quarter last fiscal year. Diluted earnings per share were $0.25 in the third quarter of fiscal 2012 compared with $0.36 in the prior year’s third quarter.

Year-to-Date Results

For the first nine months of fiscal 2012, net sales increased 50% to $58.4 million compared with $38.9 million in the same period last year due to growth across all major product lines and the contribution from the M.C. Healthcare acquisition. The majority of the sales growth for the first nine months of fiscal 2012 was the result of $8.3 million in new sales from M.C. Healthcare and strong demand for consumer bedding products that contributed $10.0 million in new consumer sales.

Total medical sales, including M.C. Healthcare, increased 35% to $34.8 million in the first nine months of fiscal 2012 compared with $25.8 million in the first nine months of fiscal 2011. Custom products sales rose 80% to $23.6 million compared with $13.1 million in the same period of fiscal 2011. The increase in custom products sales came from a 92% increase in consumer bedding products to $20.8 million and a 21% increase in industrial sales to $2.7 million compared with the first nine months of fiscal 2011.

Net income increased 32% in the first nine months of fiscal 2012 to $3.7 million, or $1.26 per diluted share, compared with $2.8 million, or $0.98 per diluted share, in the same period last year. The year-to-date growth in earnings was the result of the addition of M.C. Healthcare and the significant increase in sales volume in the custom products segment.

Future Outlook

“We expect to report record sales and near-record net income in fiscal 2012 due to the contribution from the M.C. Healthcare acquisition and the strong performance of our consumer bedding products,” commented Mr. Ferguson. “We believe the addition of M.C. Healthcare has expanded our markets and should increase our sales opportunities in the future as we integrate the sales, marketing and development of M.C. Healthcare’s and Span-America’s products.

“We expect sales growth across all of our major product lines in the fourth quarter compared with the fourth quarter last year. We believe the fourth quarter sales contribution from M.C. Healthcare will be similar to third quarter levels. We also expect to report higher sales of pressure management products in the fourth quarter due to the receipt of a significant order from a large corporate customer in the long-term care market. Our outlook for the custom products segment is also positive based on increased demand for our consumer bedding products. As a result, we expect to build consumer inventory in the fourth fiscal quarter in order to meet shipping targets in the first quarter of fiscal 2013. Although our margins will continue to be pressured by foam costs, we believe earnings in the fourth fiscal quarter will be higher than they were in the fourth quarter last fiscal year.

“Our primary focus in fiscal 2013 will be integrating the sales and marketing of our combined product lines in the medical segment. We continue to work with our sales teams on training and gaining experience in cross-selling the M.C. Healthcare and Span-America product lines. We also expect our product development efforts to contribute to new sales as we introduce several new products in fiscal 2013,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers or key suppliers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing and (l) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,	July 2,		June 30,	July 2,
	2012	2011	% Chg	2012	2011	% Chg

Net sales	$16,937,129	$13,694,857	24%	$58,364,557	$38,855,873	50%
Cost of goods sold	11,789,275	8,975,282	31%	40,999,334	25,356,974	62%
Gross profit	5,147,854	4,719,575	9%	17,365,223	13,498,899	29%
	30.4%	34.5%		29.8%	34.7%

Selling and marketing expenses	2,658,221	2,250,415	18%	7,731,704	6,542,815	18%
Research and development expenses	279,268	162,486	72%	780,474	495,585	57%
General and administrative expenses	1,064,464	773,425	38%	3,304,162	2,286,446	45%
	4,001,953	3,186,326	26%	11,816,340	9,324,846	27%

Operating income	1,145,901	1,533,249	-25%	5,548,883	4,174,053	33%
	6.8%	11.2%		9.5%	10.7%
Non-operating income (expense):
Interest expense	(4,337)	-	n/a	(12,970)	-	n/a
Other	(18,110)	5,198	-448%	(34,493)	14,394	-340%
Net non-operating (expense) income	(22,447)	5,198	-532%	(47,463)	14,394	-430%

Income before income taxes	1,123,454	1,538,447	-27%	5,501,420	4,188,447	31%

Income taxes	380,000	516,000	-26%	1,808,000	1,399,000	29%
Net income	$743,454	$1,022,447	-27%	$3,693,420	$2,789,447	32%
	4.4%	7.5%		6.3%	7.2%

Net income per common share:
Basic	$0.25	$0.37	-31%	$1.28	$1.01	27%
Diluted	0.25	0.36	-31%	1.26	0.98	28%

Dividends per common share	$0.125	$0.11	14%	$0.345	$0.31	11%

Weighted average shares outstanding:
Basic	2,919,250	2,789,074	5%	2,884,191	2,772,257	4%
Diluted	2,975,863	2,843,119	5%	2,937,343	2,836,709	4%

Supplemental data:
Depreciation expense	$206,190	$182,701	13%	$580,736	$540,764	7%
Amortization expense	127,426	24,380	423%	319,039	62,635	409%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	June 30,	Oct. 1,
	2012	2011
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$2,789,400	$2,124,406
Securities available for sale	-	4,001,831
Accounts receivable, net of allowances	9,152,429	6,350,360
Inventories	7,627,899	7,669,741
Deferred income taxes	468,000	468,000
Prepaid expenses	234,449	302,310
Total current assets	20,272,177	20,916,648

Property and equipment, net	5,501,605	5,155,528
Goodwill	4,466,519	1,924,131
Other assets	6,350,460	2,599,693
	$36,590,761	$30,596,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,332,207	$3,233,597
Accrued and sundry liabilities	2,991,313	2,371,288
Total current liabilities	6,323,520	5,604,885

Long-term debt	1,000,000	-
Deferred income taxes	161,000	161,000
Deferred compensation	568,489	608,992
Total long-term liabilities	1,729,489	769,992

Total liabilities	8,053,009	6,374,877

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,919,250 (June 30, 2012) and 2,794,509 (Oct. 1, 2011)	2,757,359	1,111,706
Additional paid-in capital	820,186	765,988
Retained earnings	25,043,331	22,343,429
Accumulated other comprehensive loss	(83,124)	-
Total shareholders' equity	28,537,752	24,221,123

	$36,590,761	$30,596,000

Note: The Balance Sheet at October 1, 2011 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer